Exhibit 99.1

                       Telesource International Announces
                        Sale of Series A Preferred Stock

LOMBARD, IL - December 17, 2002 - Telesource International, Inc. (OTC Bulletin
Board: TSCI) announced today that the Company entered into a preferred stock subscription agreement with Al Soor Consulting for Financial Management Co., W.L.L. ("Al Soor") whereby Al Soor has agreed to purchase an aggregate of 4,000,000 shares of Telesource's Series A Convertible Preferred Stock for an aggregate purchase price of $6,000,000. The Company has received one-half of the purchase amount, or $3,000,000, and has issued 2,000,000 shares of the Series A Convertible Preferred Stock. The Company is to receive the balance of $3,000,000 on or before March 3, 2003, at which time it will issue the remaining 2,000,000 shares of Series A Convertible Preferred Stock to Al Soor. Telesource will apply the proceeds received from this sale to reduce the principal amount of debt outstanding and for general corporate purposes.

The shares of Series A Convertible Preferred Stock to be sold are convertible for five years into shares of the Company's common stock on a one-for-one basis at the option of the holder. The Company is required to redeem any shares that are not converted in such five-year period. Dividends will accrue on shares of Series A Preferred Stock at a rate of 6% per annum, and are payable semi-annually. Dividend payments are secured by promissory notes issued to the Company by a third party.

About Telesource International

Telesource International is a global company located in Lombard, Illinois. Telesource International effectively utilizes its subsidiaries to offer utility services, specialized construction and engineering services, project development and management, and plant operations. Telesource and its subsidiaries have offices in the Chicago area, on the Western Pacific islands of Tinian and Saipan and Guam and offices on the South Pacific island of Fiji. The Company's home page is at http://www.telesource.org.

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:
Bud Curley
Telesource International, Inc.
Tel: (630) 620 4787
telebjc@aol.com